Exhibit 99.1

Span-America Declares Special Cash Dividend of $1.00 Per Share

Also Declares Regular Quarterly Dividend of $0.10 Per Share

GREENVILLE, S.C.--(BUSINESS WIRE)--May 10, 2010--Span-America Medical Systems, Inc. (NASDAQ: SPAN) announced today that the Board of Directors declared a special cash dividend of $1.00 per share. The Board also declared a regular quarterly cash dividend of $0.10 per share. Both the special dividend and the regular quarterly dividend are payable on June 4, 2010 to shareholders of record on May 20, 2010.

“This marks our third special dividend payment and our 82nd consecutive quarter of paying cash dividends,” stated James D. Ferguson, president and chief executive officer of Span-America. “The regular quarterly dividend of $0.10 per share is an increase of 11% over the quarterly dividend paid this time last year. Our Board is committed to building long-term value for shareholders, and our cash dividend program is an important part of that strategy. To date, Span-America has returned $23.8 million to shareholders through regular quarterly and special cash dividends. That represents $8.67 per share based on our current number of shares outstanding. We believe our record of dividend payments highlights the company’s solid earnings performance, excellent cash flow from operations and strong balance sheet. The special dividend and the regular quarterly dividend will be paid from cash on hand.”

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Span+Aids®, Isch-Dish®, and Selan® products. The company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Global Market under the symbol "SPAN.” For more information, visit www.spanamerica.com.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer